Exhibit 99.1

Nextest to Expand Corporate Headquarters With Move to New Facility in San Jose, California

          SAN JOSE, Calif., Feb. 1 /PRNewswire-FirstCall/ -- Nextest Systems Corporation (Nasdaq: NEXT), a leading manufacturer of automatic test equipment (ATE) for cost-sensitive semiconductors, announced that it will establish its new corporate headquarters at 5345 Hellyer Avenue in San Jose, California. The new 128,000 square foot facility, located in the city’s Edenvale district, offers more than twice the capacity of the current facility. Plans for the new building include a state-of-the-art manufacturing floor, increased facilities for research and development, as well as expanded training and customer conference rooms to facilitate meetings with customers and business partners. The new facility is currently targeted to be ready for occupation in September 2007.

          “We are very pleased that Nextest has chosen to keep San Jose as the location for its corporate headquarters,” stated Chuck Reed, Mayor of San Jose. “This move for Nextest makes sense for many reasons. Nextest is a fast-growing company with innovative technology that is essential to the fast-paced consumer semiconductor market. San Jose is a perfect fit because it offers a diverse community with an outstanding pool of engineering talent and a solid economy. We appreciate Nextest’s commitment to this city and look forward to a strong and successful partnership for many years to come.”

          “This new facility enables us to accommodate expansion in critical areas such as manufacturing, R&D and customer support,” commented Robin Adler, Chief Executive Officer of Nextest. “Our intention is to provide a work environment conducive to employee productivity, efficiency, and innovation as we continue to provide customers with new products and technologies that help make them successful.  We believe San Jose is the perfect location for our new facility.”

          ABOUT NEXTEST

          Nextest Systems Corporation is a low-cost leader in the design and manufacture of automatic test equipment (ATE) for Flash memory and System-On-Chip semiconductors. Nextest’s products address the growing demand from manufacturers for ATE with increased throughput, functionality and reliability, while reducing time to market and cost of test.  Nextest has shipped over 1,700 systems to more than 60 semiconductor companies worldwide. Further information is available at www.nextest.com.

           Nextest Agency Contact:
           GEM Design & Public Relations
          Connie Graybeal-Berar
           408-529-4694

SOURCE  Nextest Systems Corporation
          -0-                                        02/01/2007
          /CONTACT:  Connie Graybeal-Berar of GEM Design & Public Relations, +1-408-529-4694, or cberar@mac.com, for Nextest Systems Corporation/
          /Web site:  http://www.nextest.com /